Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sportsman’s Warehouse Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑206632 and 333‑195338) on Form S‑8 and (No. 333‑204517) on Form S‑3 of Sportsman’s Warehouse Holdings, Inc. of our report dated March 29, 2018, with respect to the consolidated balance sheets of Sportsman’s Warehouse Holdings, Inc. as of February 3, 2018 and January 28, 2017 and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the fiscal years in the three-year period ended February 3, 2018, and the related notes, which report appears in the February 3, 2018 annual report on Form 10‑K of Sportsman’s Warehouse Holdings, Inc..

(signed) KPMG LLP

Salt Lake City, Utah
March 29, 2018